UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2024

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2024, David I. Roberts resigned as a director of Rare Element Resources Ltd. (the “Company”) and as a member of the Audit Committee and Nominating, Corporate Governance and Compensation Committee of the board of directors of the Company (the “Board”). Mr. Roberts, who served as a director since November 2017, was a Synchron designee to the Board pursuant to the terms of the Investment Agreement, dated October 2, 2017, between Synchron, a California corporation and the Company’s majority shareholder (“Synchron”), and the Company.  His resignation was due to his retirement and was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Also on April 4, 2024, Synchron designee Craig S. Bartels was appointed to the Board to replace Mr. Roberts due to his retirement. Mr. Bartels is expected to enter into an indemnity agreement with the Company on the same or substantially similar terms as those contained in indemnity agreements with the Company’s other directors.  Mr. Bartels is the Senior Vice President and Chief Operating Officer of General Atomics Uranium Resources LLC, an affiliate of Synchron.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 4, 2024

RARE ELEMENT RESOURCES LTD.

By:	/s/ Wayne E. Rich
Name:	Wayne E. Rich
Title:	Chief Financial Officer